Exhibit 99.1
                                                        Contacts:
                                                                   Bea Slizewski
                                                                   585-264-3189


                    PRO-FAC REPORTS THIRD QUARTER FISCAL 2003

Rochester, N.Y., May 13, 2003...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, today reported its third quarter results for fiscal 2003.

For the quarter ended March 29, 2003, Pro-Fac had net income of $1.4 million. This consisted primarily of income recognized from Agrilink Holdings, LLC and the proceeds of termination payments as part of the terms of a termination agreement between Pro-Fac and Birds Eye Foods (formerly known as Agrilink Foods, Inc.).

For the nine months ended March 29, 2003, Pro-Fac had net income of $9.2 million. This consisted primarily of income recognized from Agrilink Holdings, LLC, the gain recognized from the transaction with Birds Eye Foods in August 2002 in which Pro-Fac, among other things, became 40.72% equity owner in Agrilink Holdings LLC, and the proceeds of termination payments as part of the terms of the termination agreement between Pro-Fac and Birds Eye Foods.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, the impact of weather on the volume and quality of raw products, the impact of strong competition in the food industry, including competitive pricing, the impact of changes in consumer demand and Pro-Fac's ability to service debt. Please refer to Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 29, 2002, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Pro-Fac with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

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